Exhibit 99
Piper Sandler Companies Reports First Quarter 2021 Results;
Increases Quarterly Dividend to $0.45 Per Share
MINNEAPOLIS—April 30, 2021—Piper Sandler Companies (NYSE: PIPR) today announced its results for the first quarter of 2021.
"We had another outstanding quarter with record revenues in excess of $400 million. Our performance was broad-based with both investment banking and institutional brokerage revenues hitting quarterly records, highlighting the ongoing strength and diversification of our franchise and the earnings power of our platform," said Chad R. Abraham, chairman and chief executive officer. "We generated record adjusted net income for the quarter and we are pleased to share our continued success with our shareholders through an increase to our quarterly dividend."

	First Quarter 2021 Results
	U.S. GAAP			Adjusted (1)
(Dollars in millions, except per share data)	Q1	vs.	vs.	Q1	vs.	vs.
	2021	Q4-20	Q1-20	2021	Q4-20	Q1-20
Net revenues	$428.6	6%	81%	$413.8	4%	69%
Net income applicable to Piper Sandler Companies	$49.5	17%	N/M	$75.5	1%	197%
Earnings per diluted common share	$3.00	13%	N/M	$4.13	-1%	179%
(1)A non-U.S. GAAP ("non-GAAP") measure. For a detailed explanation of the adjustments made to the corresponding U.S. GAAP measures, see "Reconciliation of U.S. GAAP to Selected Summary Financial Information." We believe that presenting our results and measures on an adjusted basis in conjunction with U.S. GAAP measures provides the most meaningful basis for comparison of our operating results across periods.

FINANCIAL & BUSINESS HIGHLIGHTS
•Record revenues for the first quarter of 2021 were driven by strong performance across all of our businesses.
•Corporate investment banking generated record quarterly revenues of $269.0 million, representing the second consecutive quarter with over $250 million of revenues, led by our leading healthcare franchise with strong contributions from our other industry groups.
•Advisory services registered the second strongest quarter on record with $152.8 million of revenues for the first quarter of 2021.
•Record corporate financing revenues of $116.1 million for the first quarter of 2021, up 17% over the previous quarterly peak, marks the first quarter on record of generating revenues in excess of $100 million.
•Institutional brokerage revenues of $109.5 million represents our strongest quarter on record and highlights the scale and diversification of the platform we have built.
•Equity brokerage registered the second strongest quarter on record with $43.2 million of revenues for the first quarter of 2021.
•Fixed income revenues of $66.3 million for the first quarter of 2021 represent our strongest quarter on record.
•While our revenues reflect the breadth and diversification of our platform, our operating results continue to demonstrate the power of our scale and our ability to successfully drive shareholder value through strategic investments.
•Our pre-tax margin on a U.S. GAAP basis of 19.3% and our adjusted operating margin of 24.8% for the first quarter of 2021 were driven primarily by record revenue levels.
•For the first quarter of 2021, we generated net income on a U.S. GAAP basis of $49.5 million and record adjusted net income of $75.5 million resulting from higher revenues and improved margins.
•We generated quarterly U.S. GAAP earnings per diluted common share of $3.00 for the first quarter of 2021, and our adjusted earnings per diluted common share of $4.13 represents the second strongest quarter on record.

TALENT
•Named Mike Dillahunt as global co-head of investment banking and capital markets. Dillahunt previously led the expansion of the diversified industrials and services group's sector coverage as well as the growth of its private equity advisory business.
•Increased our corporate investment banking managing director headcount on a net basis for the seventh consecutive quarter.
•Promoted three internally developed bankers to managing director, of whom two are in healthcare and one is in technology.
•Added one managing director to our European healthcare team and one managing director to our diversified industrials and services group.

CAPITAL
•Increased the quarterly cash dividend to $0.45 per share of common stock which will be paid on June 11, 2021 to shareholders of record as of May 28, 2021.
•Returned an aggregate of $53.6 million to shareholders through dividends and share repurchases.
•Paid an aggregate of $34.6 million, or $2.25 per share, to shareholders through the quarterly and annual special dividend.
•Repurchased approximately 179,000 shares of common stock, or $19.0 million, at an average price of $106.04 per share.

U.S. GAAP SELECTED FINANCIAL DATA
The following summarizes our results on a U.S. GAAP basis.

	Three Months Ended
(Dollars in thousands, except per share data)	Mar. 31,	Dec. 31,	Mar. 31,	% Change vs.
	2021	2020	2020	Q4-20	Q1-20
Revenues
Advisory services	$152,849	$169,282	$111,226	-10%	37%
Corporate financing	116,136	87,181	25,176	33%	361%
Municipal financing	27,089	39,953	22,596	-32%	20%
Investment banking	296,074	296,416	158,998	—%	86%

Equity brokerage	43,234	39,509	47,853	9%	-10%
Fixed income services	66,254	52,998	41,290	25%	60%
Institutional brokerage	109,488	92,507	89,143	18%	23%

Interest income	2,057	1,939	6,065	6%	-66%
Investment income/(loss)	23,768	18,278	(13,826)	30%	N/M

Total revenues	431,387	409,140	240,380	5%	79%

Interest expense	2,780	3,252	4,212	-15%	-34%

Net revenues	$428,607	$405,888	$236,168	6%	81%

Non-interest expenses
Compensation and benefits	$280,328	$266,118	$188,124	5%	49%
Non-compensation expenses	65,412	69,239	82,073	-6%	-20%
Non-interest expenses	$345,740	$335,357	$270,197	3%	28%

Income/(loss) before income tax expense/(benefit)	$82,867	$70,531	$(34,029)	17%	N/M

Ratios and margin
Compensation ratio	65.4%	65.6%	79.7%
Non-compensation ratio	15.3%	17.1%	34.8%
Pre-tax margin	19.3%	17.4%	-14.4%

Net income/(loss) applicable to Piper Sandler Companies	$49,459	$42,160	$(14,727)	17%	N/M

Earnings/(loss) per diluted common share	$3.00	$2.66	$(1.07)	13%	N/M
N/M – Not meaningful

Revenues
For the first quarter of 2021, record net revenues of $428.6 million increased 6% compared to the fourth quarter of 2020 and 81% compared to the first quarter of 2020.
Investment banking revenues of $296.1 million for the first quarter of 2021 were flat compared to the fourth quarter of 2020 and increased 86% compared to the first quarter of 2020.
•Advisory services revenues of $152.8 million for the first quarter of 2021 decreased 10% compared to the fourth quarter of 2020 resulting from strong flow of completed capital advisory transactions, although fewer than in the sequential quarter. Advisory services revenues increased 37% compared to the first quarter of 2020 driven by more completed M&A and capital advisory transactions. Our performance during the current quarter reflects broad contributions from all of our industry groups. Market conditions are conducive for M&A activity and our pipelines are robust.
•Corporate financing revenues of $116.1 million for the first quarter of 2021 represent a quarterly record as we continue to execute in an active equity underwriting market. Corporate financing revenues for the first quarter of 2021 increased 33% compared to sequential quarter and 361% compared to the first quarter of 2020 driven by a record number of completed deals. Our performance during the current quarter was led by record deal activity from our healthcare team which completed 44 equity deals and served as book runner on 42 of the deals. We expect to continue executing as markets remain conducive, particularly in healthcare; however, we anticipate this record level of activity will begin to moderate.
•Municipal financing revenues of $27.1 million for the first quarter of 2021 decreased 32% compared to the record fourth quarter of 2020 and increased 20% compared to the first quarter of 2020. Revenues for the first quarter of 2021 were driven by strong issuance activity within our specialty sectors highlighting the breadth of our franchise.
Institutional brokerage revenues of $109.5 million for the first quarter of 2021 increased 18% compared to the fourth quarter of 2020 and 23% compared to the first quarter of 2020.
•Equity brokerage revenues of $43.2 million for the first quarter of 2021 increased 9% compared to the fourth quarter of 2020 and decreased 10% compared to the record first quarter of 2020, which saw unprecedented volatility and volumes in light of the global pandemic. A combination of elevated volatility and volumes and ample liquidity during the first quarter of 2021 drove robust client activity as investors repositioned for the improved market outlook. We anticipate client activity will moderate, as evidenced by reduced market volumes and volatility to start the second quarter of 2021.
•Fixed income services revenues of $66.3 million for the first quarter of 2021 increased 25% compared to the fourth quarter of 2020 and 60% compared to the first quarter of 2020. Our record revenues were driven by strong client activity, particularly among our financial services clients, resulting from the rising interest rates as well as excess liquidity. We anticipate the uncertain interest rate outlook will continue to drive activity as clients seek advice on repositioning balance sheets and portfolios, maximizing yields and managing risk.
Investment income of $23.8 million for the first quarter of 2021 increased compared to both the fourth and first quarters of 2020. The current and prior periods include amounts attributable to noncontrolling interests. Investment income for the first quarter of 2021 and the fourth quarter of 2020 primarily related to gains recorded in our merchant banking funds. The investment loss recorded in the first quarter of 2020 was primarily due to unrealized losses associated with our merchant banking portfolio.

Non-Interest Expenses
For the first quarter of 2021, non-interest expenses of $345.7 million increased 3% compared to the fourth quarter of 2020 and 28% compared to the first quarter of 2020.
•Compensation ratio of 65.4% for the first quarter of 2021 declined compared to the fourth quarter of 2020 and the first quarter of 2020 as the result of higher net revenues. In addition, the first quarter of 2020 included higher acquisition-related compensation.
•Non-compensation expenses of $65.4 million for the first quarter of 2021 decreased 6% compared to the fourth quarter of 2020 and 20% compared to the first quarter of 2020. The decline in non-compensation expenses compared to the prior year quarters was the result of lower acquisition-related non-compensation costs and lower intangible asset amortization. In addition, non-compensation expenses for the current quarter decreased compared to the first quarter of 2020 driven by reduced marketing and business development expenses associated with the continued pause on travel and entertainment.
Pre-Tax Income
For the first quarter of 2021, we recorded pre-tax income of $82.9 million compared to $70.5 million for the fourth quarter of 2020 and a pre-tax loss of $34.0 million for the first quarter of 2020.
•Pre-tax margin of 19.3% for the first quarter of 2021 improved compared to 17.4% for the fourth quarter of 2020 driven by higher net revenues. For the first quarter of 2020, pre-tax margin of negative 14.4% resulted from higher acquisition-related compensation and non-compensation expenses, and intangible asset amortization.
Net Income & Earnings Per Share
For the first quarter of 2021, we recorded record net income of $49.5 million, or $3.00 per diluted common share. Results for the current quarter improved compared to the fourth quarter of 2020 and the first quarter of 2020 driven by increased net revenues and a higher pre-tax margin.

NON-GAAP SELECTED FINANCIAL DATA
The following summarizes our results on an adjusted, non-GAAP basis.

	Three Months Ended
(Dollars in thousands, except per share data)	Mar. 31,	Dec. 31,	Mar. 31,	% Change vs.
	2021	2020	2020	Q4-20	Q1-20
Adjusted net revenues
Advisory services	$152,849	$169,282	$111,226	-10%	37%
Corporate financing	116,136	87,181	25,176	33%	361%
Municipal financing	27,089	39,953	22,596	-32%	20%
Investment banking	296,074	296,416	158,998	—%	86%

Equity brokerage	43,234	39,509	47,853	9%	-10%
Fixed income services	66,254	52,998	41,290	25%	60%
Institutional brokerage	109,488	92,507	89,143	18%	23%

Interest income	2,057	1,939	6,065	6%	-66%
Investment income/(loss)	6,625	9,489	(7,290)	-30%	N/M

Total revenues	414,244	400,351	246,916	3%	68%

Interest expense	493	779	1,994	-37%	-75%

Adjusted net revenues	$413,751	$399,572	$244,922	4%	69%

Adjusted operating expenses
Adjusted compensation and benefits	$254,268	$237,865	$158,693	7%	60%
Adjusted non-compensation expenses	56,748	53,086	57,216	7%	-1%
Adjusted operating expenses	$311,016	$290,951	$215,909	7%	44%

Adjusted operating income	$102,735	$108,621	$29,013	-5%	254%

Adjusted ratios and margin
Adjusted compensation ratio	61.5%	59.5%	64.8%
Adjusted non-compensation ratio	13.7%	13.3%	23.4%
Adjusted operating margin	24.8%	27.2%	11.8%

Adjusted net income	$75,479	$74,961	$25,424	1%	197%

Adjusted earnings per diluted common share	$4.13	$4.17	$1.48	-1%	179%
N/M – Not meaningful
Throughout the press release, including the table above, we present financial measures that are not prepared in accordance with U.S. generally accepted accounting principles ("U.S. GAAP"). The non-GAAP financial measures include adjustments to exclude: (1) revenues and expenses related to noncontrolling interests, (2) interest expense on long-term financing, (3) amortization of intangible assets related to acquisitions, (4) compensation and non-compensation expenses from acquisition-related agreements and (5) acquisition-related restructuring and integration costs. The adjusted weighted average diluted shares outstanding used in the calculation of non-GAAP earnings per diluted common share contains an adjustment to include the common shares for unvested restricted stock awards with service conditions granted pursuant to the acquisitions of Sandler O'Neill, The Valence Group and TRS Advisors LLC. Management believes that presenting results and measures on this adjusted basis alongside U.S. GAAP measures provides the most meaningful basis for comparison of its operating results across periods, and enhances the overall understanding of our current financial performance by excluding certain items that may not be indicative of our core operating results. The non-GAAP financial measures should be considered in addition to, not as a substitute for, measures of financial performance prepared in accordance with U.S. GAAP. For a detailed explanation of the adjustments made to the corresponding U.S. GAAP measures, see "Reconciliation of U.S. GAAP to Selected Summary Financial Information."

Adjusted Net Revenues
For the first quarter of 2021, record adjusted net revenues of $413.8 million increased 4% compared to the fourth quarter of 2020 and 69% compared to the first quarter of 2020 driven by strong performances from all of our businesses in favorable markets.
Adjusted Operating Expenses
For the first quarter of 2021, adjusted operating expenses of $311.0 million increased 7% compared to the sequential quarter and 44% compared to the first quarter of 2020.
•Adjusted compensation ratio of 61.5% for the first quarter of 2021 increased compared to 59.5% for the fourth quarter of 2020 which was lower driven by our strong finish to 2020; however, the adjusted compensation ratio for the first quarter of 2021 was lower compared to the full year 2020 adjusted compensation ratio of 61.9%. The adjusted compensation ratio for the first quarter of 2021 decreased compared to 64.8% for the first quarter of 2020 as a result of higher net revenues.
•Adjusted non-compensation expenses of $56.7 million for the first quarter of 2021 increased 7% compared to the sequential quarter primarily due to higher reimbursed deal expenses. Adjusted non-compensation expenses were flat compared to the first quarter of 2020 as the decline in marketing and business development expenses associated with the continued pause on travel and entertainment was offset by higher reimbursed deal expenses.
Adjusted Operating Income
For the first quarter of 2021, adjusted operating income of $102.7 million decreased 5% compared to the sequential quarter and increased 254% compared to the first quarter of 2020.
•Adjusted operating margin of 24.8% for the first quarter of 2021 decreased compared to 27.2% for the fourth quarter of 2020 resulting from a higher compensation ratio. Adjusted operating margin for the current quarter increased compared to 11.8% for the first quarter of 2020 driven by higher net revenues and a lower compensation ratio.
Adjusted Net Income & Adjusted Earnings Per Share
For the first quarter of 2021, we recorded adjusted net income of $75.5 million, or $4.13 of adjusted earnings per diluted common share. Net income was flat compared to the fourth quarter of 2020 due to a lower adjusted tax rate, while adjusted earnings per diluted share decreased on a sequential basis resulting from a higher share count. Results for the current quarter increased compared to the first quarter of 2020 driven by higher revenues and a higher operating margin.
COMPLETED DEAL INFORMATION
The following summarizes information on deals closed during the periods presented.

	Three Months Ended
(Dollars in billions)	Mar. 31,	Dec. 31,	Mar. 31,	% Change vs.
	2021	2020	2020	Q4-20	Q1-20
Advisory services
M&A transactions	47	48	43	-2%	9%
Capital advisory transactions	30	46	14	-35%	114%

Corporate financings
Total equity transactions	71	40	12	78%	492%
Book run equity transactions	49	29	11	69%	345%
Total debt and preferred transactions	6	13	8	-54%	-25%
Book run debt and preferred transactions	1	9	3	-89%	-67%

Municipal negotiated issues
Aggregate par value	$3.0	$4.8	$3.7	-38%	-19%
Total issues	181	253	150	-28%	21%

TAXES
Our non-GAAP effective tax rate of 24.9% for the three months ended March 31, 2021 included a $1.3 million tax benefit related to restricted stock vesting at values greater than the grant price. Excluding the impact of this tax benefit, our non-GAAP effective tax rate was 26.2% for the three months ended March 31, 2021.
For the first quarter of 2020, we recorded $5.7 million of tax benefits primarily resulting from the enactment of the Coronavirus Aid, Relief and Economic Security Act ("the CARES Act") by the U.S. federal government on March 27, 2020 in response to the COVID-19 pandemic. The CARES Act contained tax provisions allowing a five year carry back of corporate federal tax years 2018, 2019 and 2020, to periods when the corporate federal tax rate was 35%. Excluding the impact of these tax benefits, our non-GAAP effective tax rate was 26.4%.
CAPITAL
Dividends
On April 30, 2021, our Board of Directors declared a quarterly cash dividend on the company's common stock of $0.45 per share, to be paid on June 11, 2021, to shareholders of record as of the close of business on May 28, 2021.
In the first quarter of 2021, we paid an aggregate of $34.6 million, or $2.25 per share of the company's common stock, to shareholders. Dividends paid in the first quarter of 2021 included the special annual cash dividend on the company's common stock of $1.85 per share, and a quarterly dividend on the company's common stock of $0.40 per share. Both the special annual dividend and quarterly dividend were paid on March 12, 2021 to shareholders of record as of the close of business on March 3, 2021.
Share Repurchases
During the first quarter of 2021, we repurchased approximately 120,000 shares of the company's common stock at an average price of $105.93 per share, from restricted stock award recipients selling shares upon the award vesting to meet their employment tax obligations. We also repurchased approximately 59,000 shares, at an average price of $106.26 per share, pursuant to our share repurchase authorization. The aggregate amount of approximately 179,000 shares, or $19.0 million, were repurchased at an average price of $106.04 per share.
ADDITIONAL INFORMATION

	Mar. 31,	Dec. 31,	Mar. 31,
	2021	2020	2020
Human Capital
Full-time employees	1,544	1,511	1,537
Investment banking managing directors	141	138	128

Shareholder Information (amounts in millions)
Common shareholders’ equity	$888.5	$829.4	$729.6

Common shares outstanding	14.4	13.8	13.8
Restricted shares outstanding	3.9	4.3	3.4
Total shares outstanding	18.3	18.1	17.2

Conference Call with Management
Chad R. Abraham, chief executive officer; Debbra L. Schoneman, president; and Timothy L. Carter, chief financial officer, will host a conference call to discuss the financial results on Friday, April 30, 2021, at 9 a.m. Eastern Time (8 a.m. Central Time). Participants can access the call by dialing 888-810-0209 (toll-free domestic) or 706-902-1361 (international) and referencing reservation number: 4463308. Callers should dial in at least 15 minutes prior to the call time. A live audio webcast of the call will be available through the company's website at www.pipersandler.com.
A recording of the conference call will be available for replay approximately three hours following the completion of the live call. Participants can listen to the recording by dialing 855-859-2056 and referencing reservation number: 4463308. A replay of the audio webcast will also be available through the company’s website referenced above.
About Piper Sandler
Piper Sandler Companies (NYSE: PIPR) is a leading investment bank and institutional securities firm driven to help clients Realize the Power of Partnership®. Securities brokerage and investment banking services are offered in the U.S. through Piper Sandler & Co., member SIPC and NYSE; in Europe through Piper Sandler Ltd., authorized and regulated by the U.K. Financial Conduct Authority; and in Hong Kong through Piper Sandler Hong Kong Ltd., authorized and regulated by the Securities and Futures Commission. Private equity strategies and fixed income advisory services are offered through separately registered advisory affiliates.
© 2021. Since 1895. Piper Sandler Companies. 800 Nicollet Mall, Minneapolis, Minnesota 55402-7036
Investor Relations Contact
Tim Carter
Tel: 612 303-5607
investorrelations@psc.com

Cautionary Note Regarding Forward-Looking Statements
This press release and the conference call to discuss the contents of this press release contain forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are subject to significant risks and uncertainties that are difficult to predict. These forward-looking statements cover, among other things, statements made about the outlook for future periods for corporate advisory (i.e., M&A), capital markets, and public finance transactions (including our performance in specific sectors), current deal pipelines (or backlogs), the scope and impact of COVID-19, revenue levels from recent transactions (i.e., TRS Advisors, The Valence Group, Sandler O'Neill, and Weeden & Co.), areas of potential growth and market share gains for the company (e.g., sectors within corporate advisory or geographic regions within public finance), economic and market conditions (including the outlook for equity markets, municipal issuance, and the interest rate environment), our recruiting pipeline, the state of our equity and fixed income brokerage businesses, anticipated financial results for future periods (including expectations regarding revenue levels, non-compensation expenses, effective tax rate, compensation ratio, compensation and benefits expense, operating margins, return on equity, and earnings per share), our strategic priorities, including growth of investment banking, the payment of our quarterly and special annual dividends to our shareholders, our share repurchase program, the expected benefits and integration of our recent acquisitions of TRS Advisors, The Valence Group, Sandler O'Neill, Weeden & Co., or other similar matters.
Forward-looking statements involve inherent risks and uncertainties, both known and unknown, and important factors could cause actual results to differ materially from those anticipated or discussed in the forward-looking statements. These risks, uncertainties and important factors include, but are not limited to, the following:
•revenues from corporate advisory (i.e., M&A) engagements and equity and debt financings may vary materially depending on the number, size, and timing of completed transactions, and completed transactions do not generally provide for subsequent engagements;
•the duration, extent and severity of the ongoing COVID-19 pandemic, including its impacts across our business, operations and employees and on economies and markets more generally;
•the expected benefits of our recent acquisitions of TRS Advisors, The Valence Group, Sandler O'Neill, and Weeden & Co. may take longer than anticipated to achieve or may not be achieved in their entirety or at all, and will in part depend on our ability to retain and hire key personnel, and the costs or difficulties relating to the combination of the businesses may be greater than expected and may adversely affect our results of operations;
•market and economic conditions or developments may be unfavorable, including in specific sectors in which we operate, and these conditions or developments, such as market fluctuations or volatility, may adversely affect our business, revenue levels and profitability;
•the volume of anticipated transactions – including corporate advisory (i.e., M&A), equity financing, and debt financing – and the corresponding revenues from the transactions may vary from quarter to quarter significantly, particularly if there is a decline in macroeconomic conditions or the financial markets;
•interest rate volatility, especially if the changes are rapid or severe, could negatively impact our fixed income institutional business and the negative impact could be exaggerated by reduced liquidity in the fixed income markets; and
•our stock price may fluctuate as a result of several factors, including but not limited to, changes in our revenues and operating results.
A further listing and description of these and other risks, uncertainties and important factors can be found in the sections titled "Risk Factors" in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2020 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Part II, Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2020, and updated in our subsequent reports filed with the SEC (available at our Web site at www.pipersandler.com and at the SEC Web site at www.sec.gov).
Forward-looking statements speak only as of the date they are made, and readers are cautioned not to place undue reliance on them. We undertake no obligation to update them in light of new information or future events.
###

Piper Sandler Companies
Preliminary Results of Operations (U.S. GAAP – Unaudited)

	Three Months Ended					Percent Inc/(Dec)
(Amounts in thousands, except per share data)	Mar. 31,		Dec. 31,	Mar. 31,		1Q '21	1Q '21
	2021		2020	2020		vs. 4Q '20	vs. 1Q '20

Revenues:
Investment banking	$296,074		$296,416	$158,998		(0.1)%	86.2%
Institutional brokerage	109,488		92,507	89,143		18.4	22.8
Interest income	2,057		1,939	6,065		6.1	(66.1)
Investment income/(loss)	23,768		18,278	(13,826)		30.0	N/M
Total revenues	431,387		409,140	240,380		5.4	79.5

Interest expense	2,780		3,252	4,212		(14.5)	(34.0)

Net revenues	428,607		405,888	236,168		5.6	81.5

Non-interest expenses:
Compensation and benefits	280,328		266,118	188,124		5.3	49.0
Outside services	7,675		10,644	8,439		(27.9)	(9.1)
Occupancy and equipment	14,022		14,651	12,238		(4.3)	14.6
Communications	11,808		10,459	11,634		12.9	1.5
Marketing and business development	2,067		308	10,039		571.1	(79.4)
Deal-related expenses	12,431		8,385	4,940		48.3	151.6
Trade execution and clearance	4,180		3,805	7,151		9.9	(41.5)
Restructuring and integration costs	135		3,537	1,902		(96.2)	(92.9)
Intangible asset amortization	7,520		11,606	9,878		(35.2)	(23.9)
Other operating expenses	5,574		5,844	15,852		(4.6)	(64.8)
Total non-interest expenses	345,740		335,357	270,197		3.1	28.0

Income/(loss) before income tax expense/(benefit)	82,867		70,531	(34,029)		17.5	N/M

Income tax expense/(benefit)	17,274		20,592	(11,774)		(16.1)	N/M

Net income/(loss)	65,593		49,939	(22,255)		31.3	N/M

Net income/(loss) applicable to noncontrolling interests	16,134		7,779	(7,528)		107.4	N/M

Net income/(loss) applicable to Piper Sandler Companies	$49,459		$42,160	$(14,727)		17.3%	N/M

Earnings/(loss) per common share
Basic	$3.44		$3.07	$(1.07)		12.1%	N/M
Diluted	$3.00		$2.66	$(1.07)	(a)	12.8%	N/M

Dividends declared per common share	$2.25	(b)	$0.38	$1.13	(c)	492.1%	99.1%

Weighted average common shares outstanding
Basic	14,374		13,755	13,796		4.5%	4.2%
Diluted	16,467		15,860	14,411	(a)	3.8%	14.3%
N/M — Not meaningful
(a)Earnings per diluted common share is calculated using the basic weighted average number of common shares outstanding for periods in which a loss is incurred.
(b)Includes the declaration of a special cash dividend of $1.85 per share and a quarterly cash dividend of $0.40 per share on the Company's common stock.
(c)Includes the declaration of a special cash dividend of $0.75 per share and a quarterly cash dividend of $0.375 per share on the Company's common stock.

Piper Sandler Companies
Preliminary Selected Summary Financial Information (Non-GAAP – Unaudited) (1)

	Three Months Ended			Percent Inc/(Dec)
	Mar. 31,	Dec. 31,	Mar. 31,	1Q '21	1Q '21
(Amounts in thousands, except per share data)	2021	2020	2020	vs. 4Q '20	vs. 1Q '20
Revenues:
Investment banking	$296,074	$296,416	$158,998	(0.1)%	86.2%
Institutional brokerage	109,488	92,507	89,143	18.4	22.8
Interest income	2,057	1,939	6,065	6.1	(66.1)
Investment income/(loss)	6,625	9,489	(7,290)	(30.2)	N/M
Total revenues	414,244	400,351	246,916	3.5	67.8

Interest expense	493	779	1,994	(36.7)	(75.3)

Adjusted net revenues (2)	$413,751	$399,572	$244,922	3.5%	68.9%

Non-interest expenses:
Adjusted compensation and benefits (3)	$254,268	$237,865	$158,693	6.9%	60.2%
Ratio of adjusted compensation and benefits to adjusted net revenues	61.5%	59.5%	64.8%

Adjusted non-compensation expenses (4)	$56,748	$53,086	$57,216	6.9%	(0.8)%
Ratio of adjusted non-compensation expenses to adjusted net revenues	13.7%	13.3%	23.4%

Adjusted operating income (5)	$102,735	$108,621	$29,013	(5.4)%	254.1%
Adjusted operating margin (6)	24.8%	27.2%	11.8%

Interest expense on long-term financing	2,287	2,473	2,218	(7.5)	3.1

Adjusted income before adjusted income tax expense (7)	$100,448	$106,148	$26,795	(5.4)%	274.9%

Adjusted income tax expense (8)	24,969	31,187	1,371	(19.9)	N/M

Adjusted net income (9)	$75,479	$74,961	$25,424	0.7%	196.9%
Effective tax rate (10)	24.9%	29.4%	5.1%

Adjusted earnings per diluted common share	$4.13	$4.17	$1.48	(1.0)%	179.1%

Adjusted weighted average diluted common shares outstanding (11)	18,254	17,968	17,159	1.6%	6.4%
N/M — Not meaningful
This presentation includes non-GAAP measures. The non-GAAP measures are not meant to be considered in isolation or as a substitute for the corresponding U.S. GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP. For a detailed explanation of the adjustments made to the corresponding U.S. GAAP measures, see "Reconciliation of U.S. GAAP to Selected Summary Financial Information."

Piper Sandler Companies
Reconciliation of U.S. GAAP to Selected Summary Financial Information (1) (Unaudited)

	Three Months Ended
	Mar. 31,	Dec. 31,	Mar. 31,
(Amounts in thousands, except per share data)	2021	2020	2020

Net revenues:
Net revenues – U.S. GAAP basis	$428,607	$405,888	$236,168
Adjustments:
Revenue related to noncontrolling interests (12)	(17,143)	(8,789)	6,536
Interest expense on long-term financing	2,287	2,473	2,218
Adjusted net revenues	$413,751	$399,572	$244,922

Compensation and benefits:
Compensation and benefits – U.S. GAAP basis	$280,328	$266,118	$188,124
Adjustment:
Compensation from acquisition-related agreements	(26,060)	(28,253)	(29,431)
Adjusted compensation and benefits	$254,268	$237,865	$158,693

Non-compensation expenses:
Non-compensation expenses – U.S. GAAP basis	$65,412	$69,239	$82,073
Adjustments:
Non-compensation expenses related to noncontrolling interests (12)	(1,009)	(1,010)	(992)
Acquisition-related restructuring and integration costs	(135)	(3,537)	(1,902)
Amortization of intangible assets related to acquisitions	(7,520)	(11,606)	(9,878)
Non-compensation expenses from acquisition-related agreements	—	—	(12,085)
Adjusted non-compensation expenses	$56,748	$53,086	$57,216

Income/(loss) before income tax expense/(benefit):
Income/(loss) before income tax expense/(benefit) – U.S. GAAP basis	$82,867	$70,531	$(34,029)
Adjustments:
Revenue related to noncontrolling interests (12)	(17,143)	(8,789)	6,536
Interest expense on long-term financing	2,287	2,473	2,218
Non-compensation expenses related to noncontrolling interests (12)	1,009	1,010	992
Compensation from acquisition-related agreements	26,060	28,253	29,431
Acquisition-related restructuring and integration costs	135	3,537	1,902
Amortization of intangible assets related to acquisitions	7,520	11,606	9,878
Non-compensation expenses from acquisition-related agreements	—	—	12,085
Adjusted operating income	$102,735	$108,621	$29,013
Interest expense on long-term financing	(2,287)	(2,473)	(2,218)
Adjusted income before adjusted income tax expense	$100,448	$106,148	$26,795

Income tax expense/(benefit):
Income tax expense/(benefit) – U.S. GAAP basis	$17,274	$20,592	$(11,774)
Tax effect of adjustments:
Compensation from acquisition-related agreements	6,063	6,817	7,088
Acquisition-related restructuring and integration costs	23	834	483
Amortization of intangible assets related to acquisitions	1,609	2,944	2,505
Non-compensation expenses from acquisition-related agreements	—	—	3,069
Adjusted income tax expense	$24,969	$31,187	$1,371

Continued on next page

Piper Sandler Companies
Reconciliation of U.S. GAAP to Selected Summary Financial Information (1) (Unaudited)

	Three Months Ended
	Mar. 31,	Dec. 31,	Mar. 31,
(Amounts in thousands, except per share data)	2021	2020	2020

Net income/(loss) applicable to Piper Sandler Companies:
Net income/(loss) applicable to Piper Sandler Companies – U.S. GAAP basis	$49,459	$42,160	$(14,727)
Adjustments:
Compensation from acquisition-related agreements	19,997	21,436	22,343
Acquisition-related restructuring and integration costs	112	2,703	1,419
Amortization of intangible assets related to acquisitions	5,911	8,662	7,373
Non-compensation expenses from acquisition-related agreements	—	—	9,016
Adjusted net income	$75,479	$74,961	$25,424

Earnings/(loss) per diluted common share:
Earnings/(loss) per diluted common share – U.S. GAAP basis	$3.00	$2.66	$(1.07)
Adjustment for inclusion of unvested acquisition-related stock	(0.45)	(0.55)	(0.28)
Impact of antidilutive shares in a period of a loss	—	—	0.05
	$2.55	$2.11	$(1.30)
Adjustments:
Compensation from acquisition-related agreements	1.21	1.34	1.55
Acquisition-related restructuring and integration costs	0.01	0.17	0.10
Amortization of intangible assets related to acquisitions	0.36	0.55	0.51
Non-compensation expenses from acquisition-related agreements	—	—	0.62
Adjusted earnings per diluted common share	$4.13	$4.17	$1.48

Weighted average diluted common shares outstanding:
Weighted average diluted common shares outstanding – U.S. GAAP basis	16,467	15,860	14,411
Adjustment:
Unvested acquisition-related restricted stock with service conditions	1,787	2,108	2,748
Adjusted weighted average diluted common shares outstanding	18,254	17,968	17,159
This presentation includes non-GAAP measures. The non-GAAP measures are not meant to be considered in isolation or as a substitute for the corresponding U.S. GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP.

Piper Sandler Companies
Notes to Non-GAAP Financial Schedules
(1)Selected Summary Financial Information are non-GAAP measures. Management believes that presenting results and measures on an adjusted basis in conjunction with U.S. GAAP measures provides the most meaningful basis for comparison of its operating results across periods.
(2)A non-GAAP measure which excludes (a) revenues related to noncontrolling interests (see (12) below) and (b) interest expense on long-term financing.
(3)A non-GAAP measure which excludes compensation expense from acquisition-related agreements.
(4)A non-GAAP measure which excludes (a) non-compensation expenses related to noncontrolling interests (see (12) below), (b) acquisition-related restructuring and integration costs, (c) amortization of intangible assets related to acquisitions and (d) non-compensation expenses from acquisition-related agreements.
(5)A non-GAAP measure which excludes (a) revenues and expenses related to noncontrolling interests (see (12) below), (b) interest expense on long-term financing, (c) compensation and non-compensation expenses from acquisition-related agreements, (d) acquisition-related restructuring and integration costs and (e) amortization of intangible assets related to acquisitions.
(6)A non-GAAP measure which represents adjusted operating income as a percentage of adjusted net revenues.
(7)A non-GAAP measure which excludes (a) revenues and expenses related to noncontrolling interests (see (12) below), (b) compensation and non-compensation expenses from acquisition-related agreements, (c) acquisition-related restructuring and integration costs and (d) amortization of intangible assets related to acquisitions.
(8)A non-GAAP measure which excludes the income tax benefit from (a) compensation and non-compensation expenses from acquisition-related agreements, (b) acquisition-related restructuring and integration costs and (c) amortization of intangible assets related to acquisitions.
(9)A non-GAAP measure which represents net income earned by Piper Sandler Companies excluding (a) compensation and non-compensation expenses from acquisition-related agreements, (b) acquisition-related restructuring and integration costs, (c) amortization of intangible assets related to acquisitions and (d) the income tax expense allocated to the adjustments.
(10)A non-GAAP measure which is computed based on a quotient, the numerator of which is adjusted income tax expense and the denominator of which is adjusted income before adjusted income tax expense.
(11)A non-GAAP measure which assumes the vesting of acquisition-related restricted stock with service conditions.
(12)Noncontrolling interests include revenue and expenses from consolidated alternative asset management entities that are not attributable, either directly or indirectly, to Piper Sandler Companies.